Exhibit 99-1
Astec Industries, Inc.
News Release
1725 Shepherd Road  | Chattanooga, TN  37421  | Phone (423) 899-5898  | Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS FIRST QUARTER 2015 RESULTS

CHATTANOOGA, Tenn. (April 21, 2015) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their first quarter ended March 31, 2015.

Net sales for the first quarter of 2015 were $288.7 million compared to $238.7 million for the first quarter of 2014, a 21% increase.  Earnings for the first quarter of 2015 were $15.1 million or $0.65 per diluted share compared to $9.5 million for the first quarter of 2014 or $0.41 per diluted share, an increase of 59% per diluted share.

Domestic sales increased 20% to $211.0 million for the first quarter of 2015 from $175.5 million for the first quarter of 2014.  International sales were $77.7 million for the first quarter of 2015 compared to $63.2 million for the first quarter of 2014, an increase of 23%.

The Company's backlog decreased 6% from $309.6 million at March 31, 2014 to $291.2 million at March 31, 2015.  The domestic backlog increased 2% from $197.3 million at March 31, 2014 to $201.0 million at March 31, 2015.  The international backlog at March 31, 2015 was $90.2 million, a 20% decrease from the March 31, 2014 international backlog of $112.3 million.

Consolidated financial information for the first quarter ended March 31, 2015 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement, Benjamin G. Brock, Chief Executive Officer, stated, "We were pleased with our results for the first quarter.  Our customers in the United States continue to experience a good private construction market and states continue to implement mechanisms to raise funds for highway funding as Congress continues to struggle to develop and pass a long-term highway bill.  While we expect another short-term extension of the current federal highway bill, we still believe there is a desire in Washington to pass a long-term highway bill this year."

Mr. Brock continued, "Our backlog was off 6% versus last year.  All of the decline was contained in international backlog primarily due to the strength of the United States dollar and the slowdown in mining globally.  Despite our backlog being down versus the first quarter of 2014, our backlog remains strong and we are optimistic on our first half 2015.  We remain focused on growing and improving our international sales and we will be in a good position when the currency exchange rates improve and the global mining industry rebounds."

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on April 21, 2015, at 10:00 A.M. Eastern Time to review its first quarter results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec's conference call will be available online at the Company's website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, May 5, 2015 by dialing (877) 660-6853, or (201) 612-7415 for international callers, Account #286, Conference ID# 13606155.  A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; and wood processing.  Astec's manufacturing operations are divided into three primary business segments:  road building and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels, biomass production, and water drilling equipment (Energy Group).

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from its backlog, future federal highway funding and efforts to improve international sales.  These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, oil and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2014.

For Additional Information Contact:
Benjamin G. Brock
President & Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com
 or
David C. Silvious
 Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
 E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)
	Mar 31	Mar 31
	2015	2014
Assets
Current assets
Cash and cash equivalents	$12,464	$44,969
Investments	2,195	1,462
Receivables, net	129,919	109,080
Inventories	388,710	361,209
Prepaid expenses and other	34,923	28,717
Total current assets	568,211	545,437
Property and equipment, net	184,922	187,895
Other assets	60,940	41,372
Total assets	$814,073	$774,704
Liabilities and equity
Current liabilities
Accounts payable - trade	$66,220	$59,364
Other current liabilities	99,631	93,596
Total current liabilities	165,851	152,960
Non-current liabilities	40,498	32,490
Total equity	607,724	589,254
Total liabilities and equity	$814,073	$774,704

Astec Industries, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)
	Three Months Ended Mar 31
	2015	2014
Net sales	$288,748	$238,673
Cost of sales	222,703	181,916
Gross profit	66,045	56,757
Selling, general, administrative & engineering expenses	43,804	43,424
Income from operations	22,241	13,333
Interest expense	297	73
Other	1,949	812
Income before income taxes	23,893	14,072
Income taxes	8,788	4,527
Net income attributable to controlling interest	$15,105	$9,545

Earnings per Common Share
Net income attributable to controlling interest
Basic	$0.66	$0.42
Diluted	$0.65	$0.41

Weighted average common shares outstanding
Basic	22,904	22,786
Diluted	23,114	23,102

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended March 31, 2015 and 2014
(in thousands)
(unaudited)

	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate Group	Total
2015 Revenues	135,045	106,412	47,291	-	288,748
2014 Revenues	98,791	93,108	46,774	-	238,673
Change $	36,254	13,304	517	-	50,075
Change %	36.7%	14.3%	1.1%	-	21.0%

2015 Gross Profit	30,946	25,972	9,119	8	66,045
2015 Gross Profit %	22.9%	24.4%	19.3%	-	22.9%
2014 Gross Profit	22,679	23,424	10,642	12	56,757
2014 Gross Profit %	23.0%	25.2%	22.8%	-	23.8%
Change	8,267	2,548	(1,523)	(4)	9,288

2015 Profit (Loss)	15,511	11,594	163	(11,965)	15,303
2014 Profit (Loss)	8,796	9,101	1,923	(9,117)	10,703
Change $	6,715	2,493	(1,760)	(2,848)	4,600
Change %	76.3%	27.4%	(91.5%)	(31.2%)	43.0%

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended March 31
	2015	2014	Change $
Total profit for all segments	$15,303	$10,703	$4,600
Elimination of intersegment profit	(386)	(1,156)	770
Net (income) loss attributable to non-controlling interest	188	(2)	190
Net income attributable to controlling interest	$15,105	$9,545	$5,560

Astec Industries, Inc.
Backlog by Segment
March 31, 2015 and 2014
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
2015 Backlog	127,029	77,529	86,610	291,168
2014 Backlog	144,598	108,832	56,135	309,565
Change $	(17,569)	(31,303)	30,475	(18,397)
Change %	(12.2%)	(28.8%)	54.3%	(5.9%)